CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 5 to the registration statement on Form S-3 of Neomedia Technologies, Inc. for the registration of a total of 54,000,000 warrants issued to Cornell Capital LP and Thornhill Capital, LLP, of our report dated October 11, 2005, on our audits of the financial statements of Mobot, Inc. as of December 31, 2004 and for the year ended December 31, 2004 and for the period from September 8, 2003 (inception) to December 31, 2004, to be filed with the Securities and Exchange Commission on or about January 30, 2006.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.


/s/ Stonefield Josephson, Inc.
Certified Public Accountants

Irvine, California
January 26, 2006